Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2018

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, August 30, 2018 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2018 fourth quarter and full-year ended June 30, 2018.

Quarter Ended June 30, 2018

Net sales for the three months ended June 30, 2018 increased $650,000, or 12%, to $6.2 million from $5.6 million for the three months ended June 30, 2017, due primarily to increased medical device sales to our largest customer of a product used in orthopedic surgical applications. Gross profit for the three months ended June 30, 2018 increased $398,000, or 20%, to $2.4 million from $2.0 million for the same period in 2017.  The increase in gross margin is due to better absorption of our fixed costs due to higher sales volumes, as well as manufacturing efficiencies derived this fiscal year from higher volumes and continued investment in new machinery.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2018 increased 59% to $1.9 million from $1.2 million in the prior year’s corresponding quarter, reflecting the impairment of our entire $800,000 investment in Monogram Orthopaedics Inc. (“Monogram”).  While we do not expect to recover our investment, all of our contractual rights related to Monogram remain intact and we remain hopeful that Monogram will ultimately meet its capital funding requirements and reach production stage so that we may eventually monetize our contractual right to manufacture certain of its products.

Income from continuing operations for the quarter ended June 30, 2018 decreased by $550,000, to $168,000, compared to $718,000 in the corresponding quarter in 2017. Net income for the quarter ended June 30, 2018 was $168,000, or $0.04 per share, a decrease of 77%, compared to net income of $716,000, or $0.18 per share, for the corresponding quarter in 2017. Excluding the impact of the Monogram impairment discussed above adjusted net income would be $968,000, or $0.22 per diluted share, for the quarter ended June 30, 2018.

Year Ended June 30, 2018

Net sales for the fiscal year ended June 30, 2018 increased $522,000, or 2%, to $22.5 million from $21.9 million for the fiscal year ended June 30, 2017, due primarily to increases in medical device revenues. Specifically, our largest customer accounted for an increase of $1.6 million in revenue during fiscal 2018. Offsetting this increase, sales to one of our CMF customers decreased by approximately $1.1 million, from $1.4 million in fiscal 2017 to $253,000 in fiscal 2018. We anticipate that we will enter into a new development agreement with this customer to make the next generation of their CMF driver; however, we are still in negotiations.

Gross profit for the fiscal year ended June 30, 2018 increased $757,000, or 11%, to $7.9 million compared to $7.2 million for fiscal 2017, due to increased revenues and manufacturing efficiencies.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2018 increased 25% to $5.6 million from $4.5 million in the prior fiscal year, reflecting impairment charges related to our Monogram investment as well as our Fineline Molds division, which we sold in May 2018.

Income from continuing operations before income taxes for the fiscal year ended June 30, 2018 was $2.6 million compared to $2.8 million for fiscal 2017. During fiscal 2017, we eliminated the valuation allowance against our deferred tax asset, after having achieved cumulative earnings over a three year look back period, which is the primary contributor to the $2.1 million tax benefit recorded in fiscal 2017. Net income for the fiscal year ended June 30, 2018 was $1.6 million, or $0.37 per share, compared to $5.1 million, or $1.25 per share, for fiscal 2017. Excluding the impact of the Monogram impairment discussed above adjusted net income would be $2.4 million, or $0.56 per diluted share, for the year ended June 30, 2018.

Although the Company has released its earnings prior to the filing of its annual Form 10-K with the Securities and Exchange Commission, we are able to do this because we are a smaller reporting company and we have more time to do so at fiscal year-end. During our quarterly reporting periods we anticipate that our earnings releases will continue to be released at the same time as our Form 10-Q’s are filed with the Securities and Exchange Commission. We anticipate filing our Form 10-K with the Securities and Exchange Commission on September 13, 2018.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our fiscal 2018 results, especially our higher sales volumes and improved margins. In addition to ramping up manufacturing volumes for our largest customer in fiscal 2018, we recently completed the development of our thoracic driver and entered a supply agreement with one of our existing customers to private-label the product. We anticipate sales of the driver and accessories to begin in late fiscal 2019.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, spine, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors.  Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

 (tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,188	$4,205
Investments	2,220	718
Accounts receivable, net of allowance for doubtful accounts of $14 and $3 at June 30, 2018 and 2017, respectively	2,955	3,538
Deferred costs	32	12
Assets held for sale	—	363
Notes receivable	1,176	—
Inventory	4,393	3,084
Prepaid expenses and other current assets	269	363
Total current assets	16,233	12,283
Plant, equipment and leasehold improvements, net	1,755	1,350
Intangibles, net	140	149
Deferred income taxes, net	1,678	2,048
Notes receivable, net of current portion	43	450
Other assets	68	71
Total assets	$19,917	$16,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,083	$1,159
Accrued liabilities	1,266	1,344
Deferred revenue	31	19
Income taxes payable	123	—
Note payable	—	26
Capital lease obligations	35	32
Total current liabilities	2,538	2,580
Non-current liabilities:
Deferred rent	97	—
Capital leases payable, net of current portion	6	61
Total non-current liabilities	103	61
Total liabilities	2,641	2,641

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 4,331,089 and 4,025,193 shares issued and outstanding at June 30, 2018 and 2017, respectively	19,835	17,704
Accumulated other comprehensive income	(153)	33
Accumulated deficit	(2,406)	(4,027)
Total shareholders’ equity	17,276	13,710
Total liabilities and shareholders’ equity	$19,917	$16,351

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2018	2017	2018	2017

Net sales	$6,247	$5,597	$22,465	$21,943
Cost of sales	3,858	3,606	14,522	14,757
Gross profit	2,389	1,991	7,943	7,186

Operating (income) expenses:
Selling expenses	101	146	358	585
General and administrative expenses	506	635	2,287	2,529
Asset impairment charges	800	—	1,029	113
Gain from disposal of equipment	—	—	(16)	(3)
Research and development costs	448	386	1,893	1,225
Total operating expenses	1,855	1,167	5,551	4,449

Operating profit	534	824	2,392	2,737
Interest expense	(1)	(2)	(7)	(12)
Interest and dividend income	59	8	225	27

Income from continuing operations before income taxes	592	830	2,610	2,752
Income tax expense (benefit)	424	112	989	(2,089)

Income from continuing operations	168	718	1,621	4,841
Income (loss) from discontinued operations, net of income taxes	—	(2)	—	243
Net income	$168	$716	$1,621	$5,084

Basic net income per share:
Income from continuing operations	$0.04	$0.18	$0.38	$1.20
Income from discontinued operations	—	—	—	0.06
Net income	$0.04	$0.18	$0.38	$1.26

Diluted net income per share:
Income from continuing operations	$0.04	$0.18	$0.37	$1.19
Income from discontinued operations	—	—	—	0.06
Net income	$0.04	$0.18	$0.37	$1.25

Weighted average shares outstanding:
Basic	4,349,487	4,020,415	4,304,602	4,040,308
Diluted	4,389,268	4,057,117	4,344,765	4,077,575

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,621	$5,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	557	555
Gain on sale of OMS	—	(327)
Gain on sale or disposal of equipment	(16)	(3)
Asset impairment charges	1,029	113
Share-based compensation	194	3
Deferred income taxes	391	(2,048)
Bad debt expense (recovery)	14	(17)
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	569	(633)
Deferred costs	(19)	226
Assets held for sale	31	(22)
Inventory	(1,309)	279
Prepaid expenses and other assets	(45)	(299)
Accounts payable, accrued expenses and deferred rent	(57)	518
Deferred revenue	13	(193)
Income taxes payable	123	(1)
Net cash provided by operating activities	3,096	3,235

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(923)	(606)
Proceeds from sale of OMS	—	636
Purchase of notes receivable	(350)	(450)
Investment in Loan Participation	(1,150)	—
Proceeds from sale of investment in Ramsey	—	86
Proceeds from sale of equipment	30	3
Increase in intangibles	(11)	(32)
Purchase of investments	(1,711)	(663)
Net cash used in investing activities	(4,115)	(1,026)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and note payable	(78)	(59)
Proceeds from shares issued under ATM	2,262	48
Borrowings from Summit loan	—	600
Repayments on Summit loan	—	(600)
Repurchases of common stock	(220)	(312)
Proceeds from exercise of stock options and ESPP contributions	38	25
Net cash provided by (used in) financing activities	2,002	(298)

Net increase in cash and cash equivalents	983	1,911
Cash and cash equivalents, beginning of year	4,205	2,294
Cash and cash equivalents, end of year	$5,188	$4,205

Supplemental Information – Reconciliation of GAAP to Non-GAAP Financial Measures

We have supplemented the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain non-GAAP financial measures, including adjusted net income and adjusted net income per diluted share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted net income is an important indicator of our operations because it excludes the Monogram impairment charge which is a non-routine one-time charge, which had no tax benefit in the period it was recorded.

The following reconciles the GAAP financial measures to the non-GAAP financial measures discussed above.

	Reconciliation of Non-GAAP Financial Measures
	For the three months ended June 30, 2018	For the Year ended June 30, 2018
	(In thousands, except share data)

Net Income	$168	$1,621

Monogram impairment, net of tax of $0	$800	$800
Adjusted Net Income	$968	$2,421

Weighted average shares outstanding:
Diluted	4,389,268	4,304,602

Diluted net income per share:
Net Income	$0.04	$0.37
Adjusted Net Income	$0.22	$0.56